Exhibit 99.1
Levitt Corporation Announces Preliminary Information
For Fourth Quarter 2006
     FORT LAUDERDALE, FL, — January 31, 2007 — Levitt Corporation (“Levitt”) (NYSE: LEV), the parent company of Levitt and Sons and Core Communities, today announced preliminary information for the fourth quarter 2006 for its Homebuilding and Land Division subsidiaries.
     In Levitt’s Homebuilding Division, revenues from home sales for the fourth quarter were $143.6 million and there were 426 homes delivered in the period with a margin of 19.6% (margin percentage defined as sales of real estate minus cost of sales of real estate divided by sales of real estate). Backlog at December 31, 2006 was 1,248 units with a sales value of $438.2 million. New home orders totaled 204 in the quarter, but 122 cancellations resulted in net home orders of 82. Separately, the Company has entered into sales contracts to dispose of certain properties and is expected to realize a pre-tax loss of $9.0 million upon disposition, and will write-off $1.4 million in pre-acquisition costs for properties which will not be acquired. These charges will be included in the final fourth quarter results. In addition, the Company is currently evaluating its homebuilding projects to determine the need for any additional impairment reserve. Since the work is not yet completed, the Company is unable to provide an estimate of any additional required reserve at this time.
     In Levitt’s Land Division, revenues for the fourth quarter were $43.7 million realized from the sale of 238 acres at a margin of 34.2%. Included in the revenue is an intercompany transaction with Levitt and Sons of $15.4 million with a 29.7% margin covering 150 acres. Backlog at December 31, 2006 consisted of 386 acres with a sales value of $60.1 million.

     The above information is preliminary. Complete financial results for the fourth quarter and the year ending December 31, 2006 will be available in March and will include the earnings of Bluegreen Corporation, a public company in which Levitt has a 31% ownership interest.
About Levitt Corporation:
Levitt Corporation (NYSE: LEV) is the parent company of Levitt and Sons® and Core Communities. Levitt Corporation also holds an aggregate 31% ownership interest in Bluegreen Corporation.
Levitt and Sons®, America’s first builder of planned suburban communities, is best known for creating New York’s Levittown, Long Island and has built approximately 200,000 homes over the last 77 years. Today, Levitt and Sons® develops single and multi-family home communities for active adults and families in Florida, Georgia, Tennessee, and South Carolina. A significant portion of Levitt’s strategy is to be a leader in developing communities for America’s next, big demographic wave: retirement of the baby-boom generation. These communities typically feature a wide variety of amenities, including resort style pools, fitness and athletic facilities, and grand clubhouses.
Core Communities develops master-planned communities, including its original and best known, St. Lucie West. Core Communities’ newest master-planned community is TraditionTM Florida. Now under development on Florida’s Treasure Coast in St. Lucie County, TraditionTM is an 8,200-acre community that is planned to ultimately feature up to 18,000 residences as well as a commercial town center and a world-class corporate park. Core has also begun development of TraditionTM South Carolina, an approximate 5,400-acre parcel of land located adjacent to Hilton Head Island and Bluffton, South Carolina that is planned to ultimately include up to 9,500 residences and 1.5 million square feet of commercial space.
For further information, please visit our websites:
www.LevittCorporation.com
www.LevittandSons.com
www.CoreCommunities.com
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Levitt Corporation Contact Information Investor Relations:
Leo Hinkley, Senior Vice President/Investor Relations Manager
Phone: (954) 940-4995
Fax: (954) 940-5320
Email: InvestorRelations@LevittCorporation.com
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Some of the statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), that involve substantial risks and uncertainties. These forward-looking statements are based largely on the expectations of Levitt Corporation and involve inherent risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with the cancellation of existing sales contracts and the Company’s ability to consummate sales contracts included in the backlog. Additionally, the financial information in this release is preliminary and actual financial results may differ. In addition to the risks identified below, you should refer to our periodic and current reports filed with the Securities and Exchange Commission (the “SEC”) for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements.